Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Director and Stockholders
Aoxing Pharmaceutical Company, Inc. and subsidiaries

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177641) of Aoxing Pharmaceutical Company, Inc. and subsidiaries of our report dated September 27, 2011, except for Note 2 and Note 14 which are dated September 21, 2012 relating to the consolidated financial statements of Aoxing Pharmaceutical Company, Inc. and subsidiaries for the year ended June 30, 2011, which appear in this Form 10-K.

Paritz & Company, P.A.
Hackensack, New Jersey
October 15, 2012